Exhibit 23.10

Consent of Independent Auditor

Golden Prague Federal Savings and Loan Association

Baltimore, Maryland

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 3 to the Form S-1 of Bradford Bancorp, Inc. and the applications on Amendment No. 3 to the Form A-C and Amendment No. 3 to the Form H-(e) 1-S of our reports dated April 27, 2007 and April 29, 2005, relating to the consolidated financial statements of Golden Prague Federal Savings and Loan Association as of January 31, 2007 and 2006 and for each of the three years in the period ended January 31, 2007 (not included herein).

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Beard Miller Company LLP

Beard Miller Company LLP

Baltimore, Maryland

September 24, 2007